Exhibit 4.35
Loan Agreement
[Standard Form / Translated from the Chinese]
eLongNet Information Technology (Beijing) Co., Ltd. (hereinafter “Party A”)
Legal Address: 10 Jiuxianqiao Road, Chaoyang District, Beijing
eLong, Inc (hereinafter “Party B”)
Legal Address: 4th Floor, Hutchence David Century Garden, George Town, Grand Cayman, Cayman Islands
Party A and Party B through friendly negotiations hereby agree to and abide by this agreement (hereinafter referred to as “This agreement”) as follows:
Chapter I Type of Loan
1.	Party B agrees to provide Party A with a long-term loan in accordance with the terms and conditions under this Agreement.
Chapter II Usage of Loan
2.	Such loan shall be used as Party A’s operating capital, or for asset purchases and acquisitions.
Chapter III Amount and Term of the Loan
3.	Party B provides Party A with a loan totaling [ ].
4.	Term for the loan hereunder is 5 years, starting from the date when Party A receives the loan.
5.	Parties may extend the term of the loan 30 days before the term is due.
Chapter IV Interest Rate
6.	The loan hereunder is without interest (0% interest rate).
Chapter V Receiving of the Loan
7.	Party B has no obligation to provide the loan hereunder unless the following conditions are met:
7.1. Party A and Party B have executed this agreement.
7.2. Neither party breaches the agreement in ways stipulated hereunder.
8.	When conditions in Clause 7 are met, Party B has the obligation to transfer the entire amount of the loan into Party A’s designated bank account in one lump sum.
Chapter VI Repayment of the Loan

9.	Party A agrees to prepay the loan to Party B when the loan is due.
10.	Party A may pay the loan in full before it is due; provided that a written notice is given to Party B 30 days before the payment is made.
Chapter VII Warranties and Representations of Party A
11.	Party A’s Warranties and Representations:
11.1.	Party A is a company registered and validly existing under the laws of PRC.
11.2.	Party A has full right and power and has obtained all necessary and appropriate approval and authorization to execute and perform this agreement.
11.3.	Party A shall register the loan with PRC State Administration of Foreign Exchange within 15 days after this Agreement is executed. Party A will repay the loan in accordance with the applicable laws and regulations of PRC.
Chapter VIII Parties’ Rights and Obligations
12.	Party A’s Rights and Obligations
12.1.	Party A shall receive and use the loan in accordance with this agreement.
12.1.	Party A shall repay the loan pursuant to this agreement.
12.3.	Party A’s usage of the loan is under the supervision of Party B.
12.4.	Party B has right to examine and supervise the operation and financial status of Party A, and Party A shall provide Party B with necessary information, such as financial reports and cash flow reports, etc.
12.5.	Party A shall inform Party B of any material events that may affect its ability to perform this agreement.
12.6.	In the event that Party A changes its name, address or legal representative, Party A shall inform Party B in writing of such changes within 3 business days.
12.7.	Without Party B’s written consent, Party A shall not transfer its rights and obligations under this agreement to any third party.
13.	Party B’s Rights and Obligations
13.1.	Party B has the right to supervise and examine Party A’s operation status and its usage of the loan.
13.2.	When an event(s) under Clause 15 occurs, Party B has the right to terminate this agreement and request early repayment.
13.3.	Party B shall make the loan available for Party A in accordance with this agreement.
13.4.	Unless required by law, each party shall protect any confidential data and information of the other party (hereinafter called “secret information”) it acquires through the performance this agreement from being disclosed to any third party.
13.5.	In the event that Party B transfers its rights and obligations under this agreement to the third party, Party B shall inform Party A of such after it executes the transfer agreement.
Chapter IX Liabilities for Breach of Contract

14.	Liability for Breach
14.1.	The party who breaches the terms and conditions of this Agreement is liable for damages incurred by the other party.
14.2.	A 0.01 percent (0.01%) per day interest is due for any late payment or for usage of the loan for purposes inconsistent with this Agreement.
14.3.	Party A is liable for all fees (including attorney’s fees, court costs and other reasonable fees) incurred to Party B in the event that Party B has to collect payment through litigation.
15.	Party B shall have right to terminate this agreement at any time if any of the following occurs, and the loan becomes due at the time of termination:
15.1.	Party A uses the loan for purposes inconsistent with this agreement.
15.2.	Party A refuses to cooperate with Party B’s supervision over Party A’s operational and financial status, or Party A provides Part B with false financial information.
15.3.	Party A fails to fully perform it’s obligations under this agreement or violates it’s Warrants and Representations hereunder.
15.4.	Any event that may have a material affect Party B’s ability to repay the loan occurs.
Chapter X Force majeure
16.	If the event of force majeure prevents Party A from performing its obligations, Party A shall inform Party B of such event within 3 business days. Party A shall provide Party B with a certificate from the public notary regarding this event of force majeure. The Parties shall then amend this agreement accordingly.
Chapter XI Dispute Resolution
17.	The execution, validity, interpretation, performance, modification, termination and settlement of disputes of this Agreement shall be governed by the laws of PRC. Any dispute, conflict or claim arising from the agreement or relating with the agreement (including any issue relating with the existence, validity or termination of the agreement) should be submitted to Beijing Arbitration Commission (the “Arbitration Commission”).
Chapter XII Modification and Termination of the Agreement
18.	The Agreement becomes effective upon execution by the parties.
19.	The Agreement may be amended or terminated through parties’ written consent.
Chapter XII Others
20.	The notices through email or fax shall be deemed delivered upon the notice is sent out.
21.	The parties may supplement this Agreement in writing.

22.	This Agreement is in quadruplicate and each Party holds one copy. Each copy has the same legal effect.
23.	This Agreement is executed and become effective on [ ].
(No text hereunder)
IN WITNESS WHEREOF, Parties to this Agreement or through their duly authorized representatives have executed this Agreement as of the date first written above in Beijing.
Party A: eLongNet Information Technology (Beijing) Co., Ltd.

Signature of Authorized Representative:

Official Seal:
Party A: eLong, Inc.

Signature of Authorized Representative:

Official Seal:

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